Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Jefferies Financial Group Inc. of our report dated March 18, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting of HomeFed Corporation (“HomeFed”), which appears in HomeFed’s Annual Report on Form 10-K for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

May 17, 2019